CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Annual Report on Form 10-KSB of our report dated March 13, 2007 relating to the consolidated balance sheets of Aurora Oil & Gas Corporation and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years then ended, appearing in such Annual Report.

RACHLIN COHEN & HOLTZ LLP

Miami, Florida
March 15, 2007